News Release

Investor Contact:

Scott Morris

+1 859.519.3622

smorris@rhinolp.com

Rhino Resource Partners LP Announces

New Financing Agreement

LEXINGTON, KY (December 28, 2017) – Rhino Resource Partners LP (OTCQB: RHNO) (“Rhino” or the “Partnership”) today announced that it executed a new three year, $80 million financing agreement with Colbeck Capital Management (“Colbeck”). The financing agreement is a multi-draw term loan with initial proceeds used to refinance Rhino’s revolving credit facility with PNC Bank, fully collateralize the Partnership’s existing letters of credit and fund general working capital purposes. Rhino plans to utilize the delayed draw portion of the financing agreement for potential strategic acquisitions and accretive organic growth opportunities.

Rick Boone, President and Chief Executive Officer of Rhino’s general partner, stated, “Our new three year financing agreement provides us the financial stability and flexibility to grow the Partnership as we look to capitalize on the current strong market conditions, with a strategic focus on our expansion in the international met coal markets. We look forward to working with Colbeck, our new financing partner, to increase the value of our Partnership for our unitholders. Our new financing partner, Colbeck, coupled with the continued support of our sponsor, Royal Energy Resources, Inc. (OTCQB: ROYE), as well as our financial partner Yorktown Partners LLC, positions us to be a strong, long-term competitor in the world-wide coal markets.”

About Colbeck Capital Management

Colbeck manages a strategic lending fund with operations in New York City and Los Angeles. Colbeck’s partnership approach with entrepreneurs, management teams, and equity sponsors delivers fully-underwritten financing solutions to borrowers. For more information, visit www.colbeck.com.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a diversified energy limited partnership that is focused on coal and energy related assets and activities, including energy infrastructure investments. Rhino produces metallurgical and steam coal in a variety of basins throughout the United States.

Additional information regarding Rhino is available at its web site – RhinoLP.com.

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